SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
                                 FORM S-8

                      REGISTRATION STATEMENT UNDER

                       THE SECURITIES ACT OF 1933

                           Vail Resorts, Inc.
         (Exact name of registrant as specified in its charter)

       Delaware                                51-0291762
(State of incorporation)          (I.R.S. Employer Identification No.)

          Post Office Box 7, Vail, CO                  81658
   (Address of principal executive offices)          (Zip Code)


             Vail Associates, Inc. 401(k) Retirement Plan
                       (Full title of the plan)

                                       -with a copy to-
James S. Mandel, Esq.                  Thomas A. Richardson, Esq.
Vail Associates, Inc.                  Holme Roberts & Owen LLP
P.O. Box 7                             1700 Lincoln Street, Suite 4100
Vail, CO 81658                         Denver, Colorado  80203
(970) 845-2950                         (303)861-7000
(Name, address and telephone
number of agent for service)


                    CALCULATION OF REGISTRATION FEE

                          Proposed          Proposed
Title of      Amount      Maximum Offering  Maximum          Amount of
Securities    to be       Price Per         Aggregate       Registration
be Registered Registered  Share(1)          Offering Price(1)   Fee


Common Stock   250,000     $21.00           $5,250,000       $1,591
($.01 par value)

<FN1>(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

<FN2>(2)  Established pursuant to Rule 457 (h) and (o)


                             Part II of Form S-8

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed by Vail Resorts, Inc. (the "Company") with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

          (1) The Company's Annual Report on Form 10-K for the year ended September 30, 1996.

          (2)     All other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year of the Company.

          (3) The description of the Common Stock, $.01 par value per share of the Company contained in the Company's Registration
Statement on Form 8-A filed on July 3, 1996; Commission File No.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4     DESCRIPTION OF SECURITIES - Not Applicable

Item 5     INTEREST OF NAMED EXPERTS AND COUNSEL - Not Applicable

Item 6     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation and, after the Offerings, will be subject to Section 203 of the Delaware General Corporation Law ("Delaware Law"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless
(i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and held by certain employee stock ownership plans) or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Directors Liability and Indemnification. The Company's Restated Certificate of Incorporation (the "Certificate") provides that to the fullest extent permitted by Delaware Law or other applicable law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware Law, liability of a director may not be limited (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

Item 7     EXEMPTION FROM REGISTRATION CLAIMED - Not applicable

Item 8     EXHIBITS

      Exhibit                         Description

        5.1 Opinion and Consent of Holme Roberts & Owen LLP as to the Plan interests being registered.

       23.1        Consent of Arthur Andersen LLP.


       23.2        Consent of Ernst & Young LLP.

       23.3 Consent of Holme Roberts & Owen LLP (contained in their opinion filed as Exhibit 5.1).

Item 9     UNDERTAKINGS

(a)  Rule 415 Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

                  (i)    to include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any fact or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and
(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filings Incorporating Subsequent Exchange Act Documents by
Reference

          The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  Acceleration of Effective Date and Filing Registration
Statement on Form S-8

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions discussed in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the under signed, thereunto duly authorized in the City of Vail, State of Colorado, as of January 27, 1997.

                                    VAIL RESORTS, INC.



                                    By:   /s/ James S. Mandel
                                          James S. Mandel
                                          Senior Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated and on the dates indicated.


Signatures             Title                           Date

/s/ Adam M. Aron*      Chairman of the Board and       January 27, 1997
Adam M. Aron           Chief Executive Officer
                       (Principal Chief Executive
                             Officer)

/s/ Andrew P. Daly           Director                 January 27, 1997
Andrew P. Daly

/s/ Leon D. Black            Director                 January 27, 1997
Leon D. Black

/s/ Craig M. Cogut           Director                 January 27, 1997
Craig M. Cogut


/s/ Robert A. Katz           Director                 January 27, 1997
Robert A. Katz

  /s/ William L. Mack          Director                 January 27, 1997
William L. Mack

/s/ Antony R. Ressler        Director                 January 27, 1997
Antony R. Ressler

/s/ Marc J. Rowan            Director                 January 27, 1997
Marc J. Rowan

/s/ Bruce H. Spector         Director                 January 27, 1997
Bruce H. Spector

/s/ James P. Donohue         Senior Vice President    January 27. 1997
James P. Donohue             and Principal Financial
                             and Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other person who administers the Vail
Associates Inc. 401(k) Retirement Plan)has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vail, Colorado on the 27th January, 1997.

                       VAIL ASSOCIATES, INC. 401(k)RETIREMENT PLAN



                        By:    /s/ Gerald E. Flynn
                           Gerald E. Flynn
                           Plan Trustee


                              EXHIBIT INDEX

EXHIBIT                       DESCRIPTION

5.1 Opinion and Consent of Holme Roberts & Owen LLP as to the securities being registered

23.1         Consent of Arthur Andersen LLP

23.2         Consent of Ernst & Young LLP

23.3 Consent of Holme Roberts & Owen LLP (contained in their opinion filed as Exhibit 5.1)

